Exhibit 1.6

IMPORTANT NOTICE

The accompanying document is a Handbook being made available to you in electronic form. It describes important issues affecting Taiwan Liposome Company, Ltd. (the “Company”) and is furnished in connection with the solicitation of proxies by its board of directors for use at an extraordinary shareholders’ meeting. You must read the disclaimers below before continuing. By accessing the attached Handbook, you agree to be bound by the terms and conditions set forth below, including any modifications to them from time to time, each time you receive any information from us as a result of such access.

The Handbook includes the solicitation of votes from shareholders to approve the share swap transaction (the “Share Swap”) with Woods Investment Company, Ltd. (“Woods”) announced in a press conference of the Company in Taiwan on 5 July 2021. It is being dispatched to all holders of ordinary shares whose names appeared on the register of members of the Company as of the Record Date (including the ADS depositary). If your shares (including ADSs) are held in a brokerage account or by a bank or other holder of record, your shares (including ADSs) are considered to be held “in street name.” If you held shares in street name as of the record date of 21 July 2021 or ADSs in street name as of the record date of 20 July 2021, the Handbook is being forwarded to you by your broker, bank or other holder of record of your shares, together with a voting instruction card. You have the right to direct your broker, bank or other holder of record how to vote your shares or ADSs by using the voting instruction card you received from your broker, bank or other holder of record.

If you are in any doubt about the contents of the Handbook or the action you should take, it is recommended that you seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor, accountant or independent financial adviser.

Investors not residing in Taiwan

The Handbook is not intended to and does not constitute or form part of any offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval, nor shall there be any sale, issuance or transfer of securities, in any jurisdiction in contravention of applicable laws. Persons in possession of the Handbook are required to inform themselves of any relevant restrictions in their respective jurisdictions. Any person who makes an investment decision in respect of the securities of the Company shall be deemed to have declared, represented, warranted and agreed that such person is authorized under the provisions of any applicable local laws, rules, regulations and statutes to do so.

The Handbook, including the accompanying exhibits, has been translated from its Chinese language original for reference purposes only. In the event of any conflict or discrepancy between this document and its Chinese language original, the Chinese language original shall prevail in all respects. The Chinese language original of the Handbook can be accessed from the company’s website (https://ir-zhtw.tlcbio.com/zh-hant/shareholder-resources/shareholders-meeting). You may also obtain more information about the Company from English language documents that the Company has filed with the Securities and Exchange Commission in the United States (“SEC”) free of charge at the SEC’s website www.sec.gov.

Additional Information for U.S. Investors

The Share Swap and the series of related transactions will be implemented under Taiwan law and is subject to procedural and disclosure requirements that are different from those of the United States. The securities to be issued by Woods in the Share Swap will be issued in reliance upon the exemption from the registration requirements of the US Securities Act provided by Rule 802 thereunder, and the Company and any of its affiliates participating in the Share Swap will be exempt from the Rule 13e-3 requirements. The solicitation of votes for the Share Swap under the Handbook are, and the offers to be made under the Offer Document will, be exempt from the proxy and tender offer rules under the US Exchange Act.

The Share Swap relates to the securities of two Taiwan companies and is subject to Taiwan procedural and disclosure requirements that are different from those of the US. Any financial statements or other financial information included in the Handbook may have been prepared in accordance with non-US accounting standards that may not be comparable to the financial statements of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US.

It may be difficult for US investors of either company to enforce their rights and any claims they may have arising under the US federal securities laws in connection with the Share Swap, since the Taiwan companies are located in a country other than the United States, and some or all of their officers and directors may be residents of countries other than the United States. US investors in the two companies may not be able to sue the companies or their respective officers or directors in a non-US court for violations of US securities laws. Further, it may be difficult to compel the two companies and their respective affiliates to subject themselves to the jurisdiction or judgment of a US court. US investors of the Company should be aware that the Company and its affiliates may purchase or arrange to purchase securities of the two Taiwan companies otherwise than under the transactions related to the Share Swap, such as in open market or privately negotiated purchases.

The Handbook contains certain forward looking statements with respect to the financial condition, results of operations and businesses of the two companies. Forward looking statements are based upon information available as of the date of the Handbook. There exist known and unknown risks, uncertainties and other important factors that may cause the actual results, levels of activity, performance or achievements of the Company, before or after the Share Swap, to be materially different from the information expressed or implied by these forward-looking statements.

Additional Information for Hong Kong Investors

The contents of the Handbook have not been reviewed or approved by any regulatory authority in Hong Kong. The Handbook does not constitute an offer or invitation to the public in Hong Kong to acquire the securities of the Company or Woods. The Handbook is intended to be distributed only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance of Hong Kong (Cap. 571) or in circumstances which do not constitute an offer or an invitation to the public for the purposes of the ordinance. Each Hong Kong resident is advised to exercise caution in relation to the Share Swap and the series of related transactions and to obtain independent professional advice regarding such transactions.